333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UBS AG

(Exact name of registrant as specified in its charter)

Switzerland	98-0186363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BAHNHOFSTRASSE 45, ZURICH, SWITZERLAND, AND

AESCHENVORSTADT 1, BASEL, SWITZERLAND

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

UBS AG OMNIBUS STOCK PLAN

(Full title of the plans)

Sarah M. Starkweather

677 Washington Boulevard

Stamford, CT 06901

(203) 719-3000

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Ordinary Shares, CHF 0.10 per share	54,000,000	$12.295	$663,930,000	$76,086.38

(1)	The number of shares being registered represents the shares issuable under the UBS AG Omnibus Stock Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. Such indeterminate number of additional shares as may be issuable pursuant to a recapitalization of the Ordinary Shares is hereby also registered.

(2)	Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $12.295 per share, which is the average of the high and low prices of UBS AG Ordinary Shares on December 9, 2011, as reported on the New York Stock Exchange Consolidated Tape.

EXPLANATORY NOTE

UBS AG (the “Company”) is filing this registration statement in accordance with Instruction E to Form S-8 to register 54,000,000 additional ordinary shares, par value CHF 0.10 per share, of the Company (the “Ordinary Shares”) that may be issuable pursuant to the Plan.

The contents of the Company’s previous Registration Statement on Form S-8, Registration Statement No. 333-162798, filed on November 2, 2009, are incorporated herein by reference, except as revised herein.

Item 8	Exhibits

An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 9. The Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all necessary changes required by the IRS in order to qualify the Plan.

Item 9	Undertakings

The Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (A) paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement; (B) paragraphs 1(i) and 1(ii) above do not apply if the registration statement is on Form S-3 or F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; and (C) paragraphs 1(i) and 1(ii) above do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. If the Company is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided, that the Company includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

5. That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, Connecticut on December 16, 2011.

UBS AG

By:	/s/ John Tomaszewski
Name: John Tomaszewski
Title: Executive Director

By:	/s/ Sarah M. Starkweather
Name: Sarah M. Starkweather
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Sergio P. Ermotti	Chief Executive Officer (principal executive officer)	December 16, 2011

* Tom Naratil	Group Chief Financial Officer (principal financial officer and principal accounting officer)	December 16, 2011

* Kaspar Villiger	Chairman and Member of Board of Directors	December 16, 2011

* Michel Demaré	Member of Board of Directors	December 16, 2011

* Rainer-Marc Frey	Member of Board of Directors	December 16, 2011

* Bruno Gehrig	Member of Board of Directors	December 16, 2011

* Ann F. Godbehere	Member of Board of Directors	December 16, 2011

* Axel P. Lehmann	Member of Board of Directors	December 16, 2011

* Wolfgang Mayrhuber	Member of Board of Directors	December 16, 2011

* Helmut Panke	Member of Board of Directors	December 16, 2011

* William G. Parrett	Member of Board of Directors	December 16, 2011

* David Sidwell	Member of Board of Directors	December 16, 2011

* Joseph Yam	Member of Board of Directors	December 16, 2011

*By:	/s/ Sarah M. Starkweather
Sarah M. Starkweather, as attorney-in-fact

Pursuant to the requirements of Section 6(a) of the Securities Act, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS AG in the United States, in the City of Stamford, State of Connecticut, on December 16, 2011.

By:	/s/ Vincent Raimondi
Name: Vincent Raimondi
Title: Executive Director

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on December 16, 2011.

UBS AG OMNIBUS STOCK PLAN

By:	/s/ Barbara Seta
Name: Barbara Seta
Title: Authorized Signatory

Index to Exhibits

Exhibit No.	Description of Exhibit

4.1	Articles of Association of UBS AG, incorporated by reference to the Company’s Report on Form 6-K dated May 6, 2011.

4.2	Organization Regulations of UBS AG, incorporated by reference to the Company’s Report on Form 6-K dated August 4, 2010.

5.1	See Item 8 undertaking in lieu of opinion.

23.1	Consent of Ernst & Young Ltd. (filed herewith).

24	Powers of Attorney (filed herewith).